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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Lease Corporation:

        We consent to the use of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Air Lease Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2012 and 2011 and the period from inception to December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California
June 10, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm